FOR IMMEDIATE RELEASE
McCORMICK REPORTS DOUBLE DIGIT SECOND QUARTER SALES AND PROFIT GROWTH
SPARKS, Md., June 28, 2018 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the second quarter ended May 31, 2018 and reaffirmed its latest financial outlook for fiscal year 2018.

•	Sales rose 19% in the second quarter from the year-ago period. In constant currency, the company grew sales 16%, with strong results in both the consumer and flavor solutions segments.

•
Operating income was $192 million in the second quarter compared to $133 million in the year-ago period. Adjusted operating income was $208 million, a 51% increase from $137 million in the second quarter of 2017, and a 48% increase in constant currency.

•	Earnings per share was $0.93 in the second quarter as compared to $0.79 in the year-ago period. Adjusted earnings per share rose 24% to $1.02 from $0.82 in the year-ago period.

•	McCormick reaffirmed its 2018 sales, operating income and earnings per share guidance.

Chairman, President & CEO's Remarks

Lawrence E. Kurzius, Chairman, President and CEO, stated, “McCormick's strong second quarter and year to date results reflect the successful execution of our strategies. We delivered double-digit sales, adjusted operating income and adjusted earnings per share growth as well as significant operating margin expansion.
“Both our consumer and flavor solutions segments contributed to our constant currency sales growth of 16%. Growth in both segments was led by incremental sales from the Frank's and French's portfolio. Consumer segment sales growth was also driven by both Americas and Asia/Pacific base business and new products, with particular strength in China. Our additional flavor solutions segment growth was driven by increased base business and new product sales in flavors as well as broad-based branded foodservice growth in the Americas region. Across both of our segments, the solid growth from our core business and the performance of Frank’s and French’s were in line with our plans and we are pleased with our momentum entering the second half of the year.
"McCormick is a global leader in flavor with a broad and advantaged global portfolio which continues to grow and position us to fully meet the demand for flavor around the world. All over the world, people desire great tasting foods and drinks with rich, authentic flavor. And we deliver flavor across all markets and through all channels. We are focused on growth, delivering against our objectives, strengthening our organization and building the McCormick of the future. Through the execution of our strategies, we are becoming even better positioned to drive future growth and are confident in our continued success. We are balancing our resources and efforts to drive sales with our work to lower costs led by our Comprehensive Continuous Improvement (CCI) program.
“I want to recognize McCormick employees around the world for their efforts and engagement. With our vision to bring the joy of flavor to life and our steadfast focus on growth, performance, and people, we are confident in our continuing momentum for growth in 2018 to deliver strong financial results and build value for our shareholders."
Second Quarter 2018 Results
McCormick reported a 19% sales increase in the second quarter from the year-ago period, including a 3% favorable impact from currency. Sales from the acquired Frank's and French's brands added 13% to the sales increase. Consumer segment sales grew by 20% including a 4% favorable impact from currency and 14% from the incremental impact of Frank's and French's. The remaining increase was primarily driven by the Americas and Asia/Pacific regions. Flavor solutions segment sales grew by 18%, including a 3% favorable impact from currency and 12% from the incremental impact Frank's and French's. The remaining sales increase was driven primarily by the Americas region. In constant currency, the company grew sales 16%.

Gross profit margin increased 340 basis points versus the year-ago period. This expansion was driven by CCI-led cost savings and our shift in the portfolio to more value added products, including the impact of Frank's and French's portfolios. Operating income was $192 million in the second quarter compared to $133 million in the year-ago period. This increase was due to higher sales and gross margin expansion, offset in part by an increase in distribution expense, brand marketing and special charges as well as transaction and integration expenses from the RB Foods acquisition. The company recognized $8 million of transaction and integration expenses in operating income related to the RB Foods acquisition in the second quarter of 2018. The company recorded $8 million of special charges in the second quarter of 2018 versus $5 million in 2017. Excluding transaction and integration expenses as well as special charges, adjusted operating income was $208 million compared to $137 million in the year-ago period. In constant currency, the company grew adjusted operating income 48%.
Earnings per share was $0.93 in the second quarter of 2018 compared to $0.79 in the year-ago period. Transaction and integration expenses as well as special charges decreased earnings per share by $0.09 in 2018. Special charges lowered earnings per share by $0.03 in 2017. Excluding these impacts, adjusted earnings per share was $1.02 in the second quarter of 2018 compared to $0.82 in the year-ago period. The increase in adjusted earnings per share was driven primarily by higher adjusted operating income partially offset by higher interest expense and shares outstanding. This increase in adjusted earnings per share also includes the favorable impact of foreign currency rates.
The company continues to generate strong cash flow. Year-to-date net cash provided by operating activities through the second quarter of 2018 was $235 million compared to $177 million through the second quarter of 2017. The increase was mainly due to net income growth. A portion of this cash was used to make prepayments on our recent acquisition debt.
2018 Financial Outlook
McCormick reaffirmed its 2018 sales, operating income and earnings per share guidance.
In 2018, the company expects to grow sales 13% to 15% compared to 2017, including two percentage points favorable impact from currency rates. The company expects to drive sales growth with the incremental impact of acquisitions completed in 2017, new products, brand marketing and expanded distribution. Sales growth is also expected to include the incremental impact of pricing from 2017 in addition to actions taken in 2018. The company has plans to achieve at least $105 million of cost savings and intends to use these savings to improve margins, fund an increase in brand marketing, and as a further offset to increased costs.
The company reaffirmed its expectation to grow operating income in 2018 by 32% to 34% from $702 million of operating income in 2017. Transaction and integration expenses from the RB Foods acquisition of approximately $23 million are currently projected to impact operating income for 2018. Special charges of approximately $18 million are currently projected for 2018. Excluding the impact of transaction and integration expenses as well as special charges in 2018 and 2017, the expected growth in adjusted operating income is 23% to 25% from adjusted operating income of $786 million in 2017. This growth includes an estimated one percentage point favorable impact from currency.
McCormick projects 2018 earnings per share to be in the range of $6.85 to $6.95 compared to $3.72 of earnings per share in 2017. Excluding an anticipated favorable per share impact in 2018 of $2.00, consisting of the estimated net favorable non-recurring impact of the U.S. Tax Act, partially offset by the estimated effects of transaction and integration expenses related to RB Foods and of special charges, the company projects 2018 adjusted earnings per share to be in the range of $4.85 to $4.95. This is an increase of 14% to 16% from adjusted earnings per share of $4.26 in 2017 and includes an estimated one percentage point favorable impact from currency. The impact of favorable currency is expected to be greater in the first half of the year than in the second half. For fiscal year 2018, the company projects another year of strong cash flow, with plans to return a significant portion to McCormick's shareholders through dividends and to pay down debt.

Business Segment Results
Consumer Segment

(in millions)	Three months ended		Six months ended
	5/31/2018	5/31/2017	5/31/2018	5/31/2017
Net sales	$785.4	$656.4	$1,542.8	$1,295.0
Operating income, excluding special charges, transaction and integration expenses	131.1	91.3	263.3	189.2
The company grew consumer segment sales 20% when compared to the second quarter of 2017. In constant currency sales rose 16% with increases in each of the company's three regions.

•
Consumer sales in the Americas rose 23% compared to the second quarter of 2017. In constant currency, the increase was 22% with Frank's and French's contributing 20% to sales growth. The remaining increase was driven by the incremental impact of pricing actions taken in 2017 as well as in 2018 and favorable volume and mix.

•
Consumer sales in Europe, Middle East and Africa (EMEA) increased 14%. In constant currency, sales increased 2% from the year-ago period driven by Frank's and French's. The remaining sales growth was flat with volume growth led by France offset by trade promotional activities.

•	Second quarter consumer sales in the Asia/Pacific region rose 15% and in constant currency, sales rose 7%. The sales growth was led by China.
Consumer segment operating income rose 44% to $131 million for the second quarter of 2018 compared to $91 million in the year-ago period. In constant currency, operating income rose 40%. The favorable impact of higher sales, including favorable mix, and CCI-led cost savings more than offset the unfavorable impact of increases in brand marketing and freight costs.
Flavor Solutions Segment

(in millions)	Three months ended		Six months ended
	5/31/2018	5/31/2017	5/31/2018	5/31/2017
Net sales	$541.9	$457.9	$1,021.6	$863.0
Operating income, excluding special charges, transaction and integration expenses	76.8	46.0	139.2	85.9
Flavor solutions segment sales increased 18% from the second quarter of 2017. In constant currency, the flavor solutions segment grew sales by 15% driven by the Americas and EMEA regions.

•
Flavor solutions sales in the Americas grew 23% from the year-ago period. In constant currency, the growth was 22% with sales from the Frank's and French's brands contributing 17%. The remaining 5% growth was led by the increased sales of flavors as well as branded foodservice. Sales in this region were strong despite the exit of lower margin business, lower pricing and the impact from a global realignment of a major customer's sales to our EMEA region.

•
Second quarter flavor solutions sales in EMEA rose 12% and in constant currency, rose 3%. The Frank's and French's brands contributed 1% to sales growth. The remaining growth included the impact from a global realignment of a major customer's sales from the Americas partially offset by lower pricing.

•
Flavor solutions sales in the Asia/Pacific region increased 5% in the second quarter of 2018 versus the same period in 2017 but in constant currency, sales decreased 2%. The decline was driven by the exit of lower margin business and lower pricing.

Flavor solutions segment operating income rose 67% to $77 million for the second quarter of 2018 compared to $46 million in the year-ago period. In constant currency, operating income rose 64%. The favorable impact of higher sales, product mix and CCI-led cost savings drove the increase.
Non-GAAP Financial Measures

The tables below include financial measures of adjusted operating income, adjusted operating income margin, adjusted income taxes, adjusted net income and adjusted diluted earnings per share, each excluding the impact of special charges for each of the periods presented. These financial measures also exclude the impact of items associated with our acquisition of RB Foods on August 17, 2017 as these items significantly impact comparability between years. These financial measures also exclude, for 2018, and the comparison of our results for 2018 to 2017, the net estimated impact of the effects of the one-time transition tax and re-measurement of our U.S. deferred tax assets and liabilities as a result of the U.S. Tax Act passed in December 2017 as these items will significantly impact comparability between years. Adjusted operating income, adjusted operating income margin, adjusted income taxes, adjusted net income and adjusted diluted earnings per share represent non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles.

In our consolidated income statement, we include separate line items captioned “Special charges” and “Transaction and integration expenses” in arriving at our consolidated operating income. Special charges consist of expenses associated with certain actions undertaken by the company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee, comprised of our Chairman, President and Chief Executive Officer; Executive Vice President and Chief Financial Officer; President Flavor Solutions Segment and McCormick International; President Global Consumer Segment and Americas; Senior Vice President, Human Relations; and Senior Vice President, Strategy and Global Enablement. Upon presentation of any such proposed action (including details with respect to estimated costs, which generally consist principally of employee severance and related benefits, together with ancillary costs associated with the action that may include a non-cash component or a component which relates to inventory adjustments that are included in cost of goods sold; impacted employees or operations; expected timing; and expected benefits) to the Management Committee and the Committee’s advance approval, expenses associated with the approved action are classified as special charges upon recognition and monitored on an on-going basis through completion.

Transaction and integration expenses consist of expenses associated with the acquisition or integration of the RB Foods business. These costs primarily consist of amortization of the acquisition-date fair value adjustment of inventories that is included in cost of goods sold; outside advisory, service and consulting costs; employee-related costs; and other costs related to the acquisition, including the costs related to the bridge financing commitment that was included in other debt costs in 2017. We incurred these costs in 2017 and will incur additional integration costs in 2018.

Income taxes associated with the enactment of the U.S. Tax Act in December 2017 consists of a net income tax benefit of $297.9 million recognized during the first quarter of 2018, which includes the estimated impact of the tax benefit from revaluation of net U.S. deferred tax liabilities based on the new lower corporate income tax rate and the tax expense associated with the one-time transition tax on previously unremitted earnings of non-U.S. subsidiaries.

We believe that these non-GAAP financial measures are important. The exclusion of special charges, the impact of the acquisition date-inventory fair value adjustment on cost of goods sold, transaction and integration expenses, other debt costs and the net income tax benefit associated with enactment of the U.S. Tax Act provide additional information that enables enhanced comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.

These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data)	Three Months Ended		Six Months Ended
	5/31/2018	5/31/2017	5/31/2018	5/31/2017
Operating income	$191.7	$132.6	$375.4	$266.8
Impact of transaction and integration expenses	7.8	—	16.5	—
Impact of special charges	8.4	4.7	10.6	8.3
Adjusted operating income	$207.9	$137.3	$402.5	$275.1
% increase versus year-ago period	51.4%		46.3%
Adjusted operating income margin (1)	15.6%	12.3%	15.7%	12.7%

Income tax expense (benefit)	$33.1	$27.3	$(238.0)	$60.6
Non-recurring benefit, net, of the U.S. Tax Act (2)	—	—	297.9	—
Impact of transaction and integration expenses	1.7	—	3.5	—
Impact of special charges	1.9	1.3	2.5	2.4
Adjusted income taxes	$36.7	$28.6	$65.9	$63.0

Net income	$123.3	$100.0	$545.9	$193.5
Impact of transaction and integration expenses	6.1	—	13.0	—
Impact of special charges	6.5	3.4	8.1	5.9
Non-recurring benefit, net, of the U.S. Tax Act (2)	—	—	(297.9)	—
Adjusted net income	$135.9	$103.4	$269.1	$199.4
% increase versus year-ago period	31.4%		35.0%

Earnings per share - diluted	$0.93	$0.79	$4.11	$1.53
Impact of transaction and integration expenses	0.04	—	0.10	—
Impact of special charges	0.05	0.03	0.06	0.04
Non-recurring benefit, net, of the U.S. Tax Act (2)	—	—	(2.24)	—
Adjusted earnings per share - diluted	$1.02	$0.82	$2.03	$1.57
% increase versus year-ago period	24.4%		29.3%

(1)	Adjusted operating income margin is calculated as adjusted operating income as a percentage of net sales for each period presented.

(2)
The non-recurring income tax benefit, net, associated with enactment of the U.S. Tax Act of $297.9 million is based upon estimates and judgments that we believe to be reasonable. That benefit is provisional and may change during the measurement period as a result of among other things, changes in interpretations and assumptions we have made, guidance that may be issued and other actions we may take as a result of the U.S. Tax Act different from that presently assumed.

Because we are a multi-national company, we are subject to variability of our reported U.S. dollar results due to changes in foreign currency exchange rates. Those changes have been volatile over the past several years. The exclusion of the effects of foreign currency exchange, or what we refer to as amounts expressed “on a constant currency basis”, is a non-GAAP measure. We believe that this non-GAAP measure provides additional information that enables enhanced comparison to prior periods excluding the translation effects of changes in rates of foreign currency exchange and provides additional insight into the underlying performance of our operations located outside of the U.S. It should be noted that our presentation herein of amounts and percentage changes on a constant currency basis does not exclude the impact of foreign currency transaction gains and losses (that is, the impact of transactions denominated in other than the local currency of any of our subsidiaries in their local currency reported results).
Percentage changes in sales and adjusted operating income expressed in “constant currency” are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. Constant currency growth rates follow:

	Three Months Ended May 31, 2018
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer segment
Americas	22.6%	0.4%	22.2%
EMEA	13.7%	12.2%	1.5%
Asia/Pacific	14.7%	7.7%	7.0%
Total consumer segment	19.7%	3.8%	15.9%
Flavor solutions segment
Americas	22.7%	0.7%	22.0%
EMEA	11.7%	9.0%	2.7%
Asia/Pacific	4.9%	6.6%	(1.70)%
Total flavor solutions segment	18.3%	3.1%	15.2%
Total net sales	19.1%	3.5%	15.6%
Adjusted operating income
Consumer segment	43.6%	4.0%	39.6%
Flavor solutions segment	67.0%	3.2%	63.8%
Total adjusted operating income	51.4%	3.7%	47.7%

	Six Months Ended May 31, 2018
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer segment
Americas	22.4%	0.4%	22.0%
EMEA	13.9%	12.6%	1.3%
Asia/Pacific	13.2%	6.7%	6.5%
Total consumer segment	19.1%	3.9%	15.2%
Flavor solutions segment
Americas	20.9%	1.0%	19.9%
EMEA	16.1%	9.4%	6.7%
Asia/Pacific	7.7%	6.6%	1.1%
Total flavor solutions segment	18.4%	3.4%	15.0%
Total net sales	18.8%	3.7%	15.1%
Adjusted operating income
Consumer segment	39.2%	3.5%	35.7%
Flavor solutions segment	62.0%	3.5%	58.5%
Total adjusted operating income	46.3%	3.5%	42.8%
To present the percentage change in projected 2018 sales, adjusted operating income and adjusted earnings per share on a constant currency basis, projected sales and adjusted operating income for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company's budgeted exchange rate for 2018 and are compared to the 2017 results, translated into U.S. dollars using the same 2018 budgeted exchange rate, rather than at the average actual exchange rates in effect during fiscal year 2017. This calculation is performed to arrive at adjusted net income divided by historical shares outstanding for fiscal year 2017 or projected shares outstanding for fiscal year 2018, as appropriate.
The following provides a reconciliation of our estimated earnings per share to adjusted earnings per share for 2018 and actual results for 2017:

(in millions except per share data)	Twelve Months Ended
	2018 Projection	11/30/17
Earnings per share - diluted	$6.85 to $6.95	$3.72
Impact of special charges, transaction and integration expenses, and other debt costs	0.24	0.54
Estimated non-recurring benefit, net, of U.S. Tax Act	(2.24)	—
Adjusted earnings per share - diluted	$4.85 to $4.95	$4.26

Percentage change in sales	13% to 15%
Impact of foreign currency exchange rates	2%
Percentage change in sales on constant currency basis	11% to 13%

Percentage change in adjusted operating income	23% to 25%
Impact of foreign currency exchange rates	1%
Percentage change in adjusted operating income on constant currency basis	22% to 24%

Percentage change in adjusted earnings per share	14% to 16%
Impact of foreign currency exchange rates	1%
Percentage change in adjusted earnings per share on constant currency basis	13% to 15%
Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick website. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.
Forward-looking Information

Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, gross margins, earnings, cost savings, acquisitions, brand marketing support, transaction and integration expenses, special charges, income tax expense and the impact of foreign currency rates are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” "intend," “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by the company, including the acquisition of RB Foods; the expected impact of costs and pricing actions on the company's results of operations and gross margins; the expected impact of productivity improvements, including those associated with our CCI program and global enablement initiative; the expected working capital improvements; expectations regarding growth potential in various geographies and markets, including the impact from customer, channel, category, and e-commerce expansion; expected trends in net sales and earnings performance and other financial measures; the expected impact of the U.S. Tax Act; the expectations of pension and postretirement plan contributions and anticipated charges associated with such plans; the holding period and market risks associated with financial instruments; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing; the anticipated sufficiency of future cash flows to enable the payments of interest and repayment of short- and long-term debt as well as quarterly dividends and the ability to issue additional debt or equity securities; and expectations regarding purchasing shares of McCormick's common stock under the existing repurchase authorization.
These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: damage to the company's reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; business interruptions due to natural disasters or unexpected events; actions by, and the financial condition of, competitors and customers; the company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; the lack of successful acquisition and integration of new businesses, including the acquisition of RB Foods;  issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials and freight; government regulation, and changes in legal and regulatory requirements and enforcement practices; global economic and financial conditions generally, including the availability of financing, and interest and inflation rates; the effects of increased level of debt service following the RB Foods acquisition as well as the effects that such increased debt service may have on the company's ability to react to certain economic and industry conditions and ability to borrow or the cost of any such additional borrowing; the interpretations and assumptions we have made, and guidance that may be issued, regarding the U.S. Tax Act enacted in December 2017; assumptions we have made regarding the investment return on retirement plan assets, and the costs associated with pension obligations; foreign currency fluctuations; the stability of credit and capital markets; risks associated with the company's information technology systems, including the threat of data breaches and cyber attacks; fundamental changes in tax laws; volatility in our effective tax rate; climate change; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; and other risks described in the company's filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With $4.8 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses. Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings the Joy of Flavor to Life™.

For more information, visit www.mccormickcorporation.com.
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For information contact:
Investor Relations:
Kasey Jenkins (410) 771-7140 or kasey_jenkins@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com
(Financial tables follow)

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)
(In millions except per-share data)
	Three months ended		Six months ended
	May 31, 2018	May 31, 2017	May 31, 2018	May 31, 2017
Net sales	$1,327.3	$1,114.3	$2,564.4	$2,158.0
Cost of goods sold	752.1	669.7	1,469.2	1,300.4
Gross profit	575.2	444.6	1,095.2	857.6
Gross profit margin	43.3%	39.9%	42.7%	39.7%
Selling, general and administrative expense	367.3	307.3	692.7	582.5
Transaction and integration expenses	7.8	—	16.5	—
Special charges	8.4	4.7	10.6	8.3
Operating income	191.7	132.6	375.4	266.8
Interest expense	44.2	14.9	86.0	29.4
Other income, net	1.5	1.2	3.0	1.3
Income from consolidated operations before income taxes	149.0	118.9	292.4	238.7
Income tax expense (benefit)	33.1	27.3	(238.0)	60.6
Net income from consolidated operations	115.9	91.6	530.4	178.1
Income from unconsolidated operations	7.4	8.4	15.5	15.4
Net income	$123.3	$100.0	$545.9	$193.5

Earnings per share - basic	$0.94	$0.80	$4.16	$1.55

Earnings per share - diluted	$0.93	$0.79	$4.11	$1.53

Average shares outstanding - basic	131.4	124.7	131.3	125.0
Average shares outstanding - diluted	132.9	126.4	132.9	126.7

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)
(In millions)
	May 31, 2018	May 31, 2017
Assets
Cash and cash equivalents	$202.6	$130.0
Trade accounts receivable, net	473.9	429.7
Inventories	797.6	779.8
Prepaid expenses and other current assets	90.1	86.4
Total current assets	1,564.2	1,425.9
Property, plant and equipment, net	947.7	703.8
Goodwill	4,577.2	1,894.8
Intangible assets, net	2,893.1	489.0
Investments and other assets	401.6	358.6
Total assets	$10,383.8	$4,872.1

Liabilities
Short-term borrowings and current portion of long-term debt	$699.0	$906.8
Trade accounts payable	624.1	453.1
Other accrued liabilities	523.6	441.5
Total current liabilities	1,846.7	1,801.4
Long-term debt	4,456.2	804.3
Deferred taxes	659.9	126.4
Other long-term liabilities	380.7	330.6
Total liabilities	7,343.5	3,062.7
Shareholders’ equity
Common stock	1,705.3	1,103.2
Retained earnings	1,631.6	1,074.2
Accumulated other comprehensive loss	(308.4)	(379.3)
Non-controlling interests	11.8	11.3
Total shareholders’ equity	3,040.3	1,809.4
Total liabilities and shareholders’ equity	$10,383.8	$4,872.1

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)
(In millions)
	Six Months Ended
	May 31, 2018	May 31, 2017
Operating activities
Net income	$545.9	$193.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	74.1	58.1
Stock based compensation	16.1	14.4
Non-cash net income tax benefit (related to enactment of the U.S. Tax Act)	(297.9)	—
Fixed asset impairment charge	3.0	—
Income from unconsolidated operations	(15.5)	(15.4)
Changes in operating assets and liabilities	(103.4)	(85.1)
Dividends from unconsolidated affiliates	12.6	11.7
Net cash flow provided by operating activities	234.9	177.2

Investing activities
Acquisition of businesses (net of cash acquired)	(4.2)	(124.0)
Capital expenditures	(59.9)	(66.2)
Other investing activities	0.9	0.4
Net cash flow used in investing activities	(63.2)	(189.8)

Financing activities
Short-term borrowings, net	367.8	264.0
Long-term debt borrowings	13.5	—
Long-term debt repayments	(389.2)	(3.6)
Proceeds from exercised stock options	21.6	24.0
Taxes withheld and paid on employee stock awards	(6.7)	(5.4)
Purchase of minority interest	—	(1.2)
Common stock acquired by purchase	(32.1)	(135.8)
Dividends paid	(136.5)	(117.4)
Net cash flow (used in) provided by financing activities	(161.6)	24.6

Effect of exchange rate changes on cash and cash equivalents	5.7	(0.4)
Increase in cash and cash equivalents	15.8	11.6
Cash and cash equivalents at beginning of period	186.8	118.4

Cash and cash equivalents at end of period	$202.6	$130.0

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